Exhibit 99.1

PRESS RELEASE	CONTACT:	Brian Shannon
713.849.9911
bshannon@flotekind.com

Flotek Industries, Inc. Announces First Quarter Results

HOUSTON, May 7, 2009 - Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, today reported results for the first quarter of 2009.

1Q 2009 Highlights vs. 1Q 2008 Highlights

•	12.5% decrease in Revenue

•	60.4% decrease in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

•	93.1% decrease in Income from Operations

•	Net Loss of $2.0 million compared to Net Income of $3.2 million in prior year

•	Diluted loss per share of $0.10 compared to diluted income per share of $0.17 in prior year

Jerry D. Dumas, Sr., Chairman of the Board, CEO and President, stated, “The continued global economic recession and weakness in commodity prices have resulted in the further erosion of North American drilling activity in the first quarter. Pricing pressures have been intensified by the competition for existing opportunities. In this environment, we remain focused on maintaining our proportional market share and differentiating our business with proprietary and patented products and exemplary service.”

“Flotek recorded a 12.5% decline in revenue as a result of the current market conditions for the first quarter. Our Chemical and Logistics and Drilling Products segments were down 27.1% and 4.6%, respectively. However, our Artificial Lift segment’s revenue grew 41.7%. Our gross profit margins were impacted, decreasing to 30.7% in the first quarter compared to 40.4% a year ago.”

Mr. Dumas added, “While uncertainty remains as to the depth and length of the current economic downturn, we will continue to manage our business to the market and position ourselves to emerge a stronger company in the future when market conditions recover.”

Total revenue for the first quarter of 2009 was $40.7 million compared to $46.5 million for the first quarter of 2008. Revenue decreased in our Chemical and Logistics and Drilling Products segments primarily due to demand reduction and pricing pressure associated with the downturn in North American natural gas drilling activity. This decrease was partially offset by an increase in revenue in the Artificial Lift segment as a result of increased market share.

Income from operations for the first quarter of 2009 totaled $0.5 million, a decrease of 93.1%, compared to $7.2 million for the first quarter of 2008. Income from operations as a percentage of revenue decreased from 15.4% for the first quarter of 2008 to 1.2% for the first quarter of 2009.

Flotek recorded a net loss of $2.0 million, or $0.10 per fully diluted share, for the first quarter 2009 compared to net income of $3.2 million, or $0.17 per fully diluted share, for the same period in 2008.

EBITDA decreased 60.4% from $9.6 million in first quarter of 2008 to $3.8 million in the first quarter of 2009. A reconciliation of EBITDA to net income is included at the end of this press release.

Chemical and Logistics Segment

Chemical and Logistics revenue for the first quarter of 2009 was $17.2 million, a decrease of 27.1%, compared to $23.6 million for the same period in 2008. The decrease in revenue is primarily the result of reduced hydraulic fracturing activity and increased pricing pressure due to the continued decline in domestic oil and gas exploration. Sales of our proprietary and biodegradable micro-emulsion products decreased 21.6% from $15.7 million in the first quarter of 2008 to $12.3 million in the first quarter of 2009.

Income from operations was $4.4 million for the first quarter of 2009, a decrease of 46.3%, compared to $8.2 million for the same period in 2008. Income from operations as a percentage of revenue was 25.6% in the first quarter of 2009 compared to 34.7% in the first quarter of 2008. The decrease in income from operations resulted from higher raw material costs and lower revenues.

Drilling Products Segment

Drilling Products revenue for the first quarter of 2009 was $18.4 million, a decrease of 4.6%, compared to $19.3 million for the first quarter in 2008. The decrease is primarily due to lower drilling activities in North America and competitive pricing pressures. This decrease was partially offset by the inclusion of revenue from Teledrift for the full quarter. The ability to maintain our proportional market share of remaining business activity and our growth in new areas, particularly the Northeastern United States, further mitigated this revenue decline.

Loss from operations was $0.7 million for the first quarter of 2009, a decrease of 125.0%, compared to income of $2.8 million for the same period in 2008. Income from operations as a percentage of revenue decreased to a loss of 3.8% in the first quarter of 2009 from 14.5% for the first quarter of 2008. This decrease can be attributed to a declining sales base and increased pricing pressure.

Artificial Lift Segment

Artificial lift revenue for the first quarter of 2009 was $5.1 million, an increase of 41.7%, compared to $3.6 million for first quarter of 2008. The increase is primarily due to an increase in market share in the Powder River basin in Wyoming.

Income from operations was $0.8 million, an increase of 300.0%, for the first quarter of 2009 compared to $0.2 million for the first quarter of 2008. Income from operations as a percentage of revenue increased from 5.6% in first quarter of 2008 to 15.7% in first quarter of 2009. This increase is due to increased sales volumes related to increased proportional market share.

Significant Events and Technology

•

Flotek’s CESI Chemical’s microemulsions have proved to be effective for improving gas production rates by increasing formation permeability and for enhancing fluid recovery from tight gas sands and shale gas reservoirs. Now CESI has expanded on its green chemistry by optimizing their microemulsion line to include StimOil. These products are designed specifically for oil wells or reservoirs that contain an oil/gas mixture.

	Three Months Ended March 31,
	2009	2008
Revenue	$40.7	$46.5

Cost of revenue	28.2	27.7

Expenses:
Selling, general and administrative	10.4	10.3
Depreciation and amortization	1.2	0.9
Research and development	0.4	0.4

Total expenses	12.0	11.6

Income from operations	0.5	7.2

Other income (expense):
Interest expense	(3.7)	(2.0)
Investment income and other	(0.1)	—

Total other income (expense)	(3.8)	(2.0)

Income/(loss) before income taxes	(3.3)	5.2
Benefit/(provision) for income taxes	1.3	(2.0)

Net income (loss)	$(2.0)	$3.2

Earnings/(loss) per common share:
Basic	$(0.10)	$0.17

Dilutive	$(0.10)	$0.17

Weighted average common shares used in computing basic earnings per common share	19,177	18,723
Incremental common shares from stock options, warrants and restricted stock	—	690

Weighted average common shares used in computing diluted earnings per common share	19,177	19,413

First Quarter Conference Call

Date & Time:	May 7, 2009 at 9:00am CDT/ 10:00am EDT.

Dial-In Number:	800-860-2442 (U.S. & Canada)
412-858-4600 (International)
Passcode: Flotek
Call will be broadcast live at www.flotekind.com

A replay of the call will be available through May 15, 2009 by calling 877-344-7529 with passcode 430443#.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

The target ranges set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to consummate proposed acquisitions and to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

EBITDA Reconciliation:

This press release contains references to EBITDA, a non-GAAP financial measure that we define as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. EBITDA, as used and defined in this press release, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below.

	Q1 2009	Q1 2008
	(in millions)
Net income (loss)	$(2.0)	$3.2

Interest expense	3.7	2.0
Depreciation and amortization (1)	3.4	2.4
(Benefit) provision for income taxes	(1.3)	2.0

EBITDA	$3.8	$9.6

(1) Includes depreciation included in cost of revenue of $2.2 million and $1.5 million for the three months ended March 31, 2009 and 2008, respectively.